MARKETAXESS REPORTS RECORD REVENUE FOR THE FOURTH QUARTER AND FULL-YEAR 2006
Fourth Quarter Financial Highlights
•	Record revenues of $22.1 million; up 16.9%.
•	Record overall trading volume of $92.0 billion; up 32.7%.
•	Record U.S. high-grade trading volume of $56.5 billion, up 44.1%; European trading volume up 28.2%.
•	U.S. high-grade trading volume increases to an estimated 9.5% of the National Association of Securities Dealers (NASD) high-grade Trade Reporting and Compliance Engine (TRACE) trading volume.
•	Expenses increase less than 1.0%, excluding non-cash stock option costs.
•	Pre-tax income increases to $3.6 million, up 119.9%; pre-tax margin increases to 16.3%.
•	Diluted earnings per share of $0.06.
NEW YORK, February 7, 2007 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed income securities, today announced results for the fourth quarter and full-year ended December 31, 2006.
Total revenues for the fourth quarter of 2006 increased 16.9% to a record $22.1 million, compared to $18.9 million in the fourth quarter of 2005. Pre-tax income for the fourth quarter 2006 was $3.6 million, compared to $1.6 million in the fourth quarter of 2005, and includes the incremental non-cash impact of $1.1 million in SFAS 123R stock option costs. Net income in the fourth quarter of 2006 totaled $2.2 million, or $0.06 per share on a diluted basis, compared to $2.1 million, or $0.06 per share on a diluted basis, in the fourth quarter of 2005. Net income in the fourth quarter of 2005 included a tax benefit of $0.5 million.
For the year ended December 31, 2006, total revenue increased 6.1% to a record $83.3 million, from $78.6 million in 2005. Pre-tax income for 2006 was $8.6 million, compared to $11.6 million in 2005, and includes the incremental non-cash impact of $3.2 million in SFAS 123R stock option costs. Net income for 2006 was $5.4 million, or $0.15 per diluted share, compared to $8.1 million, or $0.23 per diluted share, in 2005.
In the fourth quarter of 2006, pre-tax margin was 16.2% compared to 8.6% in the fourth quarter of 2005. For 2006, pre-tax margin was 10.3%, compared to 14.7% in 2005.
2006 Business Highlights
•	Total trading volume increased 13.5% to a record $340 billion; U.S. high-grade volume increased 10.0%, European high-grade trading volume increased 19.4%, and Other trading volume increased 17.5%.

•	Launch of DealerAxess® , an anonymous dealer-to-dealer trading service. Over 90 unique traders, from 18 participating global dealer firms, have executed transactions over the platform.
•	Expanded our credit default swaps product offering, with the introduction of single-name list trading functionality in November 2006. Clients are now able to submit up to 150 single-name trades to dealers, using list-trading functionality pioneered by MarketAxess in 2002.
•	Significant increase in client connectivity, with over 100 client order management system (OMS) connections established by the end of 2006. Trades executed from OMS connections in the fourth quarter of 2006 represented approximately 14% of all trades executed over the platform.
•	Continued focus on disciplined expense management, with three consecutive quarterly declines in expenses in 2006.
•	$40 million share repurchase program approved by the Board of Directors in November 2006. Shares repurchased during the fourth quarter totaled 190,500 shares, at an average price of $13.90, for a total of $2.6 million.
Richard M. McVey, chairman and chief executive officer of MarketAxess, commented, “We are pleased with the record revenue and volume results, especially in light of the fact that they came during the seasonally slow fourth quarter. We are seeing the dual benefits of improved overall NASD high-grade TRACE volumes and higher estimated market share. The combination of renewed revenue growth and ongoing expense management is driving momentum in operating margins and earnings, reflecting the inherent leverage in our business model.”
Mr. McVey continued, “As we look forward into 2007, we expect our growth to be driven by increased electronic adoption rates in our core markets and further expansion into new product sectors. The key drivers of this growth continue to be the demand for greater trading efficiency, best execution and compliance benefits, and enhanced price transparency.”
Fourth Quarter Results
Total revenues for the fourth quarter of 2006 increased 16.9% to a record $22.1 million, compared to $18.9 million in the fourth quarter of 2005. U.S. high-grade corporate bond commissions totaled $13.5 million in the fourth quarter of 2006, an increase of 26.0% compared to $10.7 million in the fourth quarter of 2005. European high-grade corporate bond commissions totaled $3.7 million in the fourth quarter of 2006, an increase of 13.8% compared to $3.2 million in the fourth quarter of 2005. Other commissions increased 6.2% in the fourth quarter of 2006 to $1.9 million, compared to $1.8 million in the fourth quarter of 2005. Other revenue, which consists of information and user access fees, license fees, investment income and other revenue, decreased 4.5% to $3.0 million in the fourth quarter of 2006, compared to $3.1 million in the fourth quarter of 2005.
Total expenses for the fourth quarter of 2006 increased 7.2% to $18.5 million, compared to $17.3 million in the fourth quarter of 2005. Excluding the impact of $1.1 million in incremental non-cash stock option costs, total expenses for the fourth quarter of 2006 increased 0.8% compared to the fourth quarter of 2005. Employee compensation and benefits expense increased 27.3% to $10.8 million compared to $8.5 million in the fourth quarter of 2005. Professional and consulting expenses declined 50.1% to $1.2 million, compared to $2.3 million in the fourth quarter of 2005.
Pre-tax income in the fourth quarter of 2006 was $3.6 million, compared to $1.6 million in 2005. Pre-tax margin was 16.2% in the fourth quarter of 2006, compared to 8.6% in the fourth quarter of 2005.

The effective tax rate for the fourth quarter of 2006 was 37.6%.
Net income for the fourth quarter of 2006 was $2.2 million, or $0.06 per diluted share, compared to $2.1 million, or $0.06 per diluted share, in the fourth quarter of 2005.
Full-Year 2006 Results
For the year ended December 31, 2006, total revenue increased 6.1% to a record $83.3 million from $78.6 million in 2005. U.S. high-grade corporate bond commissions totaled $47.8 million in 2006, an increase of 4.7% compared to $45.6 million in 2005. European high-grade corporate bond commissions totaled $15.4 million, an increase of 9.2% compared to $14.1 million in 2005. Other commissions increased 15.0% to $8.3 million in 2006, compared to $7.2 million in 2005. Other revenue, which consists of information and user access fees, license fees, interest income and other revenue, increased 2.1% to $11.9 million in 2006, compared to $11.6 million in 2005. The increase was due to higher investment income and increased information services fees, offset by a decrease in license fees.
Total expenses for 2006 increased 11.5% to $74.7 million, compared to $67.0 million in 2005. Excluding the impact of incremental non-cash stock option costs, total expenses for 2006 increased 6.7%, compared to 2005. Employee compensation and benefits expense increased 18.7% to $42.1 million, compared to $35.4 million in 2005. General and administrative expenses increased 26.3% to $8.4 million, compared to $6.6 million in 2005, primarily due to increased occupancy expense and higher state and local taxes. Depreciation and amortization expense increased 19.1% to $6.7 million, compared to $5.6 million in 2005, as a result of the launch of our credit default swaps and DealerAxess® platforms. These increases were offset by declines in professional and consulting fees and lower marketing and advertising expenses. Professional and consulting expenses declined 13.7% to $8.1 million, compared to $9.4 million in 2005, due to decreased consulting expenses. Marketing and advertising expenses declined to $1.8 million, compared to $2.6 million in 2005 due to a decrease in advertising.
Pre-tax income for 2006 was $8.6 million, compared to $11.6 million in 2005. Pre-tax margin was 10.3% in 2006, compared to 14.7% in 2005.
The effective tax rate for 2006 was 37.0%.
Net income for 2006 was $5.4 million, or $0.15 per diluted share, compared to $8.1 million, or $0.23 per diluted share, in 2005.
Headcount as of December 31, 2006 was 176, compared to 182 as of December 31, 2005.
Trading Volume
For the fourth quarter 2006, total trading volume increased 32.7% to a record $92.0 billion, compared to $69.3 billion in the fourth quarter of 2005. U.S. high-grade trading volume totaled $56.5 billion in the fourth quarter of 2006, a 44.1% increase compared to 2005 fourth quarter volume of $39.2 billion. U.S. high-grade volume as a percentage of the NASD’s TRACE trading volume increased to an estimated 9.5% in the fourth quarter 2006, up from an estimated 7.8% in the fourth quarter of 2005. Total U.S. high-grade trading volume for the fourth quarter of 2006 includes single-dealer inquiries of $4.4 billion. European high-grade trading volumes in the fourth quarter of 2006 increased 28.2% to $22.1 billion, compared to $17.3 billion in the fourth quarter of 2005. Other trading volumes increased 4.0% to $13.4 billion, compared to $12.9 billion in the fourth quarter of 2005. There were a total of 62 and 63 trading days in the U.S. and U.K., respectively, in the fourth quarter of 2006, compared to 61 and 63 trading days in the U.S. and U.K., respectively, in the fourth quarter of 2005.
Total trading volume for the year ended December 31, 2006 increased 13.5% to a record $339.6 billion, compared to $299.2 billion in 2005. U.S. high-grade trading volume totaled $195.4 billion in 2006, a 10.0% increase versus 2005 volume of $177.7 billion. U.S. high-grade volume as a percentage of the NASD’s high-grade TRACE trading volume increased to an estimated 8.5% in 2006, up from an estimated 7.6% in 2005. Total U.S. high-grade trading volume for 2006 includes single-dealer inquiries of $19.0 billion. European high-grade trading volume in 2006 increased 19.4% to $87.6 billion, compared to $73.3 billion in 2005. Other trading volume, which includes emerging markets, credit default swaps, high yield, and agencies volumes, increased 17.5% to $56.6 billion in 2006, from $48.2 billion in 2005. There were a total of 249 and 251 trading days in the U.S. and U.K., respectively, in 2006, compared to 250 and 253 trading days in the U.S. and U.K., respectively, in 2005.
Balance Sheet Data
As of December 31, 2006, total assets were $204.3 million and included $131.0 million in cash, cash equivalents and securities, and a deferred tax asset of $38.9 million. Cash, cash equivalents and securities increased $12.9 million in 2006. Total assets as of December 31, 2005 were $190.5 million and included $118.1 million in cash, cash equivalents and securities and a deferred tax asset of $39.8 million. Total stockholders’ equity as of December 31, 2006 was $185.3 million and book value per common share was $5.26, based on 35.2 million diluted shares outstanding.
Share Repurchases
In November 2006, the Board of Directors approved a $40 million share repurchase program. During the fourth quarter of 2006, the Company repurchased 190,500 shares of its outstanding common stock at an average price of $13.90 per share, for a total of $2.6 million.
Guidance for 2007
The Company expects total expenses for 2007 to increase 4% to 8% over full-year 2006 expenses of $74.7 million.
The Company expects its full-year 2007 capital spending, which includes hardware and software, to be in the range of $6.0 million to $9.0 million.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 10:00 a.m. Eastern time. To access the conference call, please dial 800-659-2032 (U.S.) or 617-614-2712 (international). The passcode for all callers is 86367079. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 62097067. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 675 active institutional investor clients can access the liquidity provided by our broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. Our DealerAxess® trading service allows dealers to trade fixed-income securities with each other on our platform.

MarketAxess’ current participating dealers are: ABN AMRO, Banc of America Securities, Barclays PLC, Bear Stearns, BNP Paribas, Citigroup Global Markets, Credit Suisse, Deutsche Bank Securities, Dresdner Bank, DZ Bank, FTN Financial, Goldman Sachs, HSBC, ING Financial Markets, JP Morgan, Jefferies and Company, Lehman Brothers, Merrill Lynch, Morgan Stanley, RBC Capital Markets, The Royal Bank of Scotland, Santander Investment Securities, SG Corporate & Investment Banking, UBS and Wachovia Securities.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our broker-dealer clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
# # #
Media and Investor Relations Contacts:
Stephen Davidson
MarketAxess Holdings Inc.
+1-212-813-6021
Sharron Silvers
Gavin Anderson & Co.
+1-212-515-1931

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
	($ in thousands, except per share data)
	(unaudited)		(unaudited)
Revenues
Commissions
U.S. high-grade	$13,498	$10,715	$47,752	$45,615
European high-grade	3,651	3,209	15,368	14,078
Other	1,939	1,826	8,310	7,225

Total commissions	19,088	15,750	71,430	66,918
Information and user access fees	1,369	1,231	5,477	4,435
License fees	124	685	866	2,988
Investment income	1,283	955	4,595	3,160
Other	216	261	948	1,059

Total revenues	22,080	18,882	83,316	78,560

Expenses
Employee compensation and benefits	10,814	8,498	42,078	35,445
Depreciation and amortization	1,703	1,475	6,728	5,649
Technology and communications	1,905	2,001	7,704	7,401
Professional and consulting fees	1,150	2,303	8,072	9,355
Marketing and advertising	576	796	1,769	2,581
Moneyline revenue share	—	—	—	(50)
General and administrative	2,343	2,177	8,361	6,618

Total expenses	18,491	17,250	74,712	66,999

Income before taxes	3,589	1,632	8,604	11,561
Provision (benefit) for income taxes	1,351	(458)	3,183	3,419

Net income	$2 ,238	$2,090	$5,421	$8,142

Per Share Data:
Earnings per share:
Basic	$0.07	$0.07	$0.18	$0.29
Diluted	$0.06	$0.06	$0.15	$0.23

Weighted-average common shares:
Basic	31,430	29,154	30,563	28,157
Diluted	35,225	35,633	35,077	35,512

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	December 31, 2006	December 31, 2005
	($ in thousands)
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$82,000	$58,189
Securities available for sale	49,015	59,956
Deferred tax assets, net	38,901	39,804
All other assets	34,362	32,513

Total assets	$204,278	$190,462

Liabilities and Stockholders’ Equity

Total liabilities	$18,993	$19,598
Total stockholders’ equity	185,285	170,864

Total liabilities and stockholders’ equity	$204,278	$190,462

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume		Total Trading Volume
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)
U.S. high-grade — multi dealer [1]	$52,077	$35,882	$176,424	$170,139
U.S. high-grade — single dealer [2]	4,384	3,308	19,010	7,543
European high-grade	22,125	17,256	87,614	73,358
Other [3]	13,372	12,859	56,585	48,169

Total	$91,958	$69,305	$339,633	$299,209

	Average Daily Volume		Average Daily Volume
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)
U.S. high-grade [1,2]	$911	$642	$785	$711
European high-grade	351	274	349	290
Other [3]	216	211	227	193

Total	$1,478	$1,127	$1,361	$1,194

Number of U.S. Trading Days [4]	62	61	249	250
Number of U.K. Trading Days [5]	63	63	251	253

1 Beginning with June 2006 monthly trading volumes, volumes from the Company’s DealerAxess® interdealer trading service are included in the Company’s reported U.S. high-grade or “Other” trading volumes, as appropriate. Consistent with current market practice, all DealerAxess® trading activity is conducted anonymously, and MarketAxess Corporation acts as riskless principal in all DealerAxess® transactions; accordingly, and consistent with NASD TRACE reporting standards, both sides of each DealerAxess® trade are included in the Company’s reported trading volumes.
2 Effective June 2005, the Company began reporting separately U.S. High-Grade single-dealer inquiries.
3 Effective September 2005, the Company began reporting credit default swaps trading volume in “Other” trading volume.
4 The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
5 The number of U.K. trading days is based on the U.K. Bank holiday schedule.